Exhibit 4.2

AMBARELLA, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

January 5, 2012

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TABLE OF CONTENTS

(continued)

		Page

5.10	Telecopy Execution and Delivery	22
5.11	Jurisdiction; Venue	22
5.12	Further Assurances	22
5.13	Termination	22
5.14	Conflict	23
5.15	Aggregation of Shares	23
5.16	Waiver of Preemptive Rights	23

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AMBARELLA, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Third Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of January 5, 2012, by and among Ambarella, Inc., a Cayman Islands company (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: Certain of the Investors are parties to the Series D Preference Shares Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series D Preference Shares to the Investors listed on such Schedule of Investors that such Investors and the Company execute and deliver this Agreement;

WHEREAS: Certain of the Investors hold shares of the Company’s Series A Preference Shares, Series B Preference Shares and Series C Preference Shares (the “Existing Investors”) and possess certain registration rights, information rights, rights of first refusal, and other rights pursuant to a Second Amended and Restated Investors’ Rights Agreement dated as of February 17, 2006 among the Company and such Existing Investors (the “Prior Rights Agreement”);

WHEREAS: The Existing Investors desire to amend and restate the Prior Rights Agreement and further desire that this Agreement supercede and replace the Prior Rights Agreement in its entirety; and

WHEREAS: It is a further condition to the closing of the sale of the Series D Preference Shares pursuant to the Purchase Agreement that the Existing Investors holding sufficient shares of the Ordinary Shares issued or issuable upon conversion of the Company’s Series A Preference Shares, Series B Preference Shares and Series C Preference Shares to amend the Prior Rights Agreement execute and deliver this Agreement and agree that this Agreement will supercede and replace the Prior Rights Agreement in its entirety.

WHEREAS: As provided in Section 5.16 hereof, the Existing Investors further desire to waive all rights of first refusal contained in the Prior Rights Agreement with respect to the issuance of the Series D Preference Shares under the Purchase Agreement, including rights to notice thereof.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto and the Existing Investors hereby agree that the Prior Rights Agreement shall be superceded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

Section 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Conversion Stock” shall mean Ordinary Shares issued upon conversion of the Preference Shares.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(d) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(e) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(f) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(g) “Closing” shall mean the date of the sale of shares of the Company’s Series D Preference Shares pursuant to the Purchase Agreement.

(h) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Ordinary Shares.

(i) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

(j) “Investors” shall mean the persons and entities listed on Exhibit A hereto.

(k) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(l) “Ordinary Shares” shall mean the Ordinary Shares of the Company.

(m) “Other Selling Shareholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(n) “Other Shares” shall mean Ordinary Shares, other than Registrable Securities (as defined below), (including Ordinary Shares issuable upon conversion of shares of any currently unissued series of Preference Shares of the Company) with respect to which registration rights have been granted.

(o) “Preference Shares” shall mean Preference Shares of the Company.

(p) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(q) “Registrable Securities” shall mean (i) Ordinary Shares issued or issuable pursuant to the conversion of the Shares and (ii) any Ordinary Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any Ordinary Shares described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or

Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(r) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(s) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and fees and expenses of up to $25,000 for one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(t) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(u) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(v) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(w) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(y) “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(z) “Series A Preference Shares” shall mean the Series A Preference Shares issued pursuant to the Series A Preference Shares Purchase Agreement dated January 28, 2004.

(aa) “Series B Preference Shares” shall mean the Series B Preference Shares issued pursuant to the Series B Preference Shares Purchase Agreement dated July 28, 2004.

(bb) “Series C Preference Shares” shall mean the Series C Preference Shares issued pursuant to the Series C Preference Shares Purchase Agreement dated February 17, 2006.

(cc) “Series D Preference Shares” shall mean the Series D Preference Shares issued pursuant to the Purchase Agreement.

(dd) “Shares” shall mean the Company’s Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series D Preference Shares.

(ee) “Significant Holders” shall have the meaning set forth in Section 3.1 hereof.

(ff) “S-3 Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the outstanding Registrable Securities.

(gg) “Voting Agreement” shall mean the Voting Agreement as such term is defined in the Purchase Agreement.

(hh) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

Section 2

Registration Rights

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the Initial Public Offering;

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 or any similar short form registration statement pursuant to a request made under Section 2.3 hereof.

(c) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve (12) month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i) . In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the

Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority in interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Other Selling Shareholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Shareholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and other Selling Shareholders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any form of registration statement that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting; provided that the number of shares of Registrable Securities that are entitled to be included in such registration shall not be reduced to less than twenty percent (20%) of the total number of securities included in such registration unless such registration is the Company’s Initial Public Offering, in which case all Registrable Securities may be excluded from such registration. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Shareholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Shareholders, assuming conversion.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms (including any comparable form that may be available or appropriate for use by the Company so long as it is incorporated under the laws of a non-U.S. jurisdiction). After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from the S-3 Initiating Holders a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such S-3 Initiating Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the S-3 Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $5,000,000; or

(iii) If in a given twelve (12) month period, the Company has filed two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the S-3 Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless (i) the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1 or (ii) if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business of the Company from the condition or business as known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto.

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.5 (a);

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller of Registrable Securities a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange or trading system and each securities exchange or trading system on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Ordinary Shares, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the

Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as such expenses are incurred (provided however, in the event that it is ultimately determined that such payment of expenses was not permissible under applicable law then such Holder shall reimburse the Company for any such expenses that were paid by the Company to such Holder); provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, except to the extent that such failure is prejudicial and then only to the extent of such prejudice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until, subject to any restrictions imposed by applicable law and by the Amended and Restated Articles of Association of the Company (the “Restated Articles”), (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and (y):

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(iii) Notwithstanding the provisions of Section 2.8 (a)(i) and (a)(ii) , no such registration statement or opinion of counsel or “no action” letter shall be necessary for a transfer by a Holder to any of its affiliates or by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b) Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a Corporation, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR

HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act during any 90-day period.

(e) The Company and the Investor each agree that the forgoing restrictions on transfer specifically address the transferability of the Shares and that Paragraph 14(i) of the Restated Articles shall not apply to any of the Shares or any Ordinary Shares into which they may in the future be converted. Accordingly, Paragraph 14(ii) of the Restated Articles shall apply and the Board of Directors or the Company shall have no right to refuse the transfer of any Share, subject to compliance with the provisions of this Agreement, the Purchase Agreement, the Series A Preference Shares Purchase Agreement dated January 28, 2004, the Series B Preference Shares Purchase Agreement dated July 28, 2004 and the Series C Preference Shares Purchase Agreement dated February 17, 2006.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Ordinary Shares (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act, provided that: all officers and directors of the Company and holders of at least two percent (2%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the Ordinary Shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder hereby agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Any discretionary releases by the underwriters of Ordinary Shares from such market standoff agreement shall be made on pro-rata basis based on shares.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to (i) a transferee or assignee of not less than 1,000,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), (ii) a transferee or assignee who is an affiliate of a Holder or a subsidiary, parent, partner, limited partner, retired partner, member or retired member of a Holder, or (iii) a transferee or assignee that is a family member or trust for the benefit of any individual holder; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities, enter into any agreement with any holder of any securities of the Company giving such holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on (a) the earlier of (i) such date, on or after the closing of the Company’s Initial Public Offering, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any single ninety (90) day period, and (ii) five (5) years after the closing of the Company’s Initial Public Offering, or (b) upon receipt by the Company of a written instrument referencing this Agreement and terminating the right of all Holders to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 that is signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144).

Section 3

Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder who owns at least 1,000,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (the “Significant Holders”):

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of national standing selected by the Company.

(ii) As soon as practicable after the end of each fiscal year of the Company, and in any event within seventy-five (75) days after the end of each fiscal year of the Company, an unaudited balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and unaudited statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(iii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited balance sheet of the Company as of the end of each such quarterly period, and unaudited statements of income and cash flows of the Company, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(iv) Prior to the beginning of each fiscal year, an annual budget and business plan for such fiscal year.

(v) At the request of any Significant Holder, and with respect to the financial statements (the “Financial Statements”) delivered pursuant to the above Subsections 3.1(a)(i) and (ii), the Company shall provide comparisons of the Financial Statements against the annual budget and business plan provided pursuant to the above Subsection (iii) (the “Comparisons”); provided, however, that the Company shall be required to provide the Comparisons pursuant to such a request only once per fiscal quarter of the Company.

3.2 Inspection Rights. The Company will afford to each Significant Holder reasonable access during normal business hours to all of the Company’s properties, books and records. Significant Holders may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 3.2 may not be assigned or otherwise conveyed by any Significant Holder or by any subsequent transferee of any such rights without the prior written consent of the Company.

3.3 Confidentiality. With respect to any Holder who has a right to designate a member of the Board of Directors pursuant to the Voting Agreement (a “Special Holder”), (a) no Special Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company if the Board of Directors determines that such disclosure would be detrimental to the Company; (b) the Company shall not be required to comply with any information rights or inspection rights of Section 3 in respect of any Special Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor, nor shall the Company be obligated to disclose any information which the Board of Directors determines in good faith is attorney-client privileged and should not, therefore, be disclosed; (c) the Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties; and (d) each Special Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act. With respect to any Holder, except for the Special Holders, (i) no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company if the Board of Directors determines that such disclosure would be detrimental to the Company; (ii) the Company shall not be required to comply with any information rights or inspection rights of Section 3 in respect of any Holder whom the Board of Directors reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor, nor shall the Company be obligated to disclose any information which the Board of Directors determines in good faith is attorney-client privileged and should not, therefore, be disclosed; (iii) the Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties; and (iv) each Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise or enforcement of rights under this Agreement.

3.4 Share Vesting. Unless otherwise approved by the Board of Directors, all share options and other share equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such shares shall vest at the end of the first year following the earlier of the date of issuance or the commencement date of such person’s service with the Company; and (b) seventy-five percent (75%) of such shares shall vest in equal installments over the following three (3) years. With respect to any unvested shares purchased by such person, the Company’s repurchase option shall provide that upon such person’s termination of employment with, or service to, the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares held by such person.

3.5 Restrictions on Transfer. Unless otherwise approved by the Board of Directors, all purchases of Ordinary Shares by employees, consultants and other service providers of the Company shall be pursuant to a form of agreement which provides (a) for a right of first refusal in favor of the Company (terminable upon the Company’s Initial Public Offering); (b) that any unvested Ordinary Shares may not be transferred by the holder thereof (except for certain estate planning transactions); and (c) that such holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Ordinary Shares (or other securities) of the Company held by such holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act.

3.6 Addition of Certain Ordinary Holders to the Voting Agreement. The Company shall require each person who, after the date hereof, acquires Ordinary Shares (or shares or rights exercisable or convertible into Ordinary Shares) of the Company representing 1% or more of the Company’s outstanding shares to become a party to the Voting Agreement as an Ordinary Holder (as defined in the Voting Agreement) as a condition to issuance of such shares, unless a majority of the Board, including a majority of the directors nominated by the holders of the Preference Shares, specifically approve otherwise.

3.7 Tax.

(a) No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC “Controlled Foreign Corporation” (a “CFC”). In addition, the Company shall provide the Investors with access to such other Company information as may be required by such Investors to determine the Company’s status as a CFC or a “Foreign Personal Holding Company” (“FPHC”), to determine whether each such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Internal Revenue Code of 1986 (the “Code”)) on its United States federal income tax return, or to allow such Investors to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Investors to be either a CFC or FPHC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees to use commercially reasonable efforts to avoid generating (i) for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code, and (ii) for any taxable year in which the Company is an FPHC, “foreign personal holding company income,” as such term is defined in Section 553 of the Code. In the event that Company is determined by counsel or accountants for the Investors to be either a CFC or a FPHC as defined in the Code (or any successor thereto) with respect to the stock held by any Investor, Company agrees, to the extent permitted by law, to annually make dividend distributions to each Investor in an amount equal to the product of (i) the amount of any income deemed distributed to such Investor pursuant to either of the foregoing provisions, multiplied by (ii) the highest blended United States federal and state marginal income tax rate applicable to any Investor (or partner thereof) with respect to such income.

(b) The Company shall use its commercially reasonable efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by an Investor pursuant to Section 1295 of the

Code (or any successor thereto) or a “Protective Statement” filed by Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to such Investor in the PFIC Annual Information Statement (substantially in the form attached hereto as Exhibit B) and shall provide such Investor with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that an Investor who has made a Qualified Electing Fund election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees, to the extent permitted by law, to make a dividend distribution to such Investor (no later than 90 days following the end of the Investor’s taxable year) in an amount equal to the product of (i) the amount of income so included by such Investor, multiplied by (ii) the highest blended United States federal and state marginal income tax rate applicable to any Investor (or partner thereof) with respect to such income.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 3.7(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 3.7(a) and (b).

(d) The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

(e) In the event that an Investor’s interest in the Company is determined by counsel or accountants for such Investor to be subject to the reporting requirements of any or all of Sections 6038, 6038A or 6038B of the Code, the Company agrees, upon a request from such Investor, to provide such information to the Investor as may be necessary to fulfill the Investor’s obligations thereunder.

3.8 Subsidiaries. The Company shall not allow any subsidiary to take any action that would be material to the Company (on a consolidated basis) without the prior approval of the Company’s Board of Directors. The Company agrees to appoint a representative of Matrix Partners to the Board of Directors of any Company subsidiary upon the request of Matrix Partners VII, L.P. The Company agrees to appoint a representative of Benchmark Capital to the Board of Directors of any Company subsidiary upon the request of Benchmark Capital Partners IV, L.P. The Company agrees to appoint a representative of Walden International to the Board of Directors of any Company subsidiary upon the request of Pacven Walden Ventures V, L.P.

3.9 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

Section 4

Right of First Refusal

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder, the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. For the purposes of this Section 4.1(a), “Significant Holder” shall include any general partners and affiliates of a Significant Holder. A Significant Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of Ordinary Shares owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Ordinary Shares held by said Significant Holder) to (b) the total number of Ordinary Shares outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders who exercise their purchase rights hereunder may purchase the non-purchasing Significant Holder(s)’ portion on a pro rata basis or on such other basis as they may mutually agree (the “Over-Allotment Option”).

(a) “New Securities” shall mean any shares (including Ordinary Shares and/or Preference Shares) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such shares, and securities of any type whatsoever that are, or may become, exercisable or convertible into shares; provided that the term “New Securities” does not include:

(i) the Shares and the Conversion Stock;

(ii) securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iii) securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;

(iv) securities issued or issuable as a dividend or distribution on Preference Shares of the Company or pursuant to any event for which adjustment is made pursuant to Articles 33, 34 or 35 of Amended and Restated Articles of Association of the Company;

(v) securities offered pursuant to a firmly underwritten registered public offering pursuant to a registration statement;

(vi) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement;

(vii) securities issued or issuable to banks, equipment lessors, or other financial institutions pursuant to a debt financing, equipment lease, bank credit arrangement, or commercial leasing transaction entered into for primarily non-equity financing purposes;

(viii) securities of the Company which are otherwise excluded by the affirmative a majority vote of the Board of Directors of the Company; and

(ix) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to Sections 4.1(a) (i) through (viii).

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) business days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its Over-Allotment Option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal and Over-Allotment Option, if any within said ten (10) business day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering, so long as the aggregate gross proceeds to the Company in the Initial Public Offering are not less than US$30,000,000 (before deduction of underwriters commissions and expenses).

(e) The rights provided in this Section 4.1 may not be assigned or transferred by any Significant Holder; provided, however, that a Significant Holder that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund.

Section 5

Miscellaneous

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least fifty-five percent (55%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided further, that if any amendment or waiver does not apply to all Holders in the same fashion, the consent of such differently affected Holder shall also be required for such amendment or waiver. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of at least fifty-five percent (55%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. No consent of any party hereto shall be necessary to include as a party to this Agreement any transferee required to become a party hereto pursuant to Section 2.8(a) hereof by executing and delivering an additional counterpart signature page to this Agreement and amending the Schedule of Investors attached hereto accordingly.

5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to 1330 Bordeaux Drive, Sunnyvale, California 94089 attn: Feng-Ming Wang, facsimile number (408) 734-0788, or at such other address as the Company shall have furnished to the Investors, with a copy to Aaron J. Alter, Wilson Sonsini Goodrich and Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or three business days after deposit in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer if sent during the normal business hours of the recipient (or, if not, on the next business day) or, if sent by electronic mail, upon delivery when directed to the electronic mail address set forth in the Company’s records if sent during the normal business hours of the recipient (or, if not, on the next business day).

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor except as provided in this Agreement. Any attempt by an Investor to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in a manner not in compliance with this Agreement shall be void. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13 Termination. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate and be of no further force or effect upon: (a) the consolidation, acquisition or merger of the Company with, by or into any other entity (including, without limitation, any stock acquisition, reorganization or consolidation but excluding any sale of stock for capital raising purposes and any stock acquisition, reorganization or consolidation for purposes of changing the state or jurisdiction of incorporation of the Company) by means of any transaction or series of related transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; (b) a sale, lease or other conveyance of all substantially all of the assets of the Company; or (c) the agreement of at least fifty-five percent (55%) of the Registrable Securities then outstanding.

5.14 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Amended and Restated Memorandum and Articles of Association, the terms of the Amended and Restated Articles of Association, as the case may be, will control.

5.15 Aggregation of Shares. All Ordinary Shares and Preference Shares held or acquired by affiliated entities or persons or entities under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.

5.16 Waiver of Preemptive Rights. The Investors that are parties to the Prior Rights Agreement hereby waive all preemptive rights, rights of first offer, rights of first refusal or similar rights or other limitations, including rights to notice, whether set forth in the Company’s charter documents, the Prior Rights Agreement or in any other prior agreement, with respect to the issuance of any Series D Preference Shares. The Prior Rights Agreement is hereby amended and restated and replaced in its entirety by this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

AMBARELLA, INC. a Cayman Islands company

/s/ Feng-Ming Wang
Feng-Ming Wang
President and Chief Executive Officer

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Riverwood Capital Partners L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

	By:	/s/ Jeff Parks
	Name:	Jeff Parks
	Title:	Managing Partner

Riverwood Capital Partners (Parallel – A) L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

	By:	/s/ Jeff Parks
	Name:	Jeff Parks
	Title:	Managing Partner

Riverwood Capital Partners (Parallel – B) L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

	By:	/s/ Jeff Parks
	Name:	Jeff Parks
	Title:	Managing Partner

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

RWCP Holdings L.P.

By:	RWCP Capital L.P., its general partner

By:	RWCP Capital GP Ltd., its general partner

By:	/s/ Jeff Parks
Name:	Jeff Parks
Title:	Managing Partner

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

DAG VENTURES QP, L.P.

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

DAG VENTURES, L.P.

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

DAG VENTURES GP FUND, LLC

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

DAG VENTURES COINVESTMENT FUND – QUINN RIVER II, LLC

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

DAG VENTURES I-N, LLC

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

MATRIX PARTNERS VII, L.P.

By:	Matrix VII Management Co., L.L.C.
its General Partner

By:	/s/ Andrew W. Verhalen

By:	Andrew W. Verhalen
Managing Member

Address:	Bay Colony Corporate Center
1000 Winter Street, Suite 4500
Waltham, MA 02451

WESTON & CO. VII LLC, as Nominee

By:	Matrix Partners Management Services, L.P.
Sole Member

By:	Matrix Partners Management Services GP, LLC,
its General Partner

By:	/s/ Andrew W. Verhalen
Name:	Andrew W. Verhalen
Authorized Member

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders’ Fund IV, L.P.
Benchmark Founders’ Fund IV-A, L.P
Benchmark Founders’ Fund IV-B, L.P.
and related individuals

By:	Benchmark Capital Management Co. IV, L.L.C.
its general partner

By:	/s/ Steve Spurlock
Managing Member

Address:	2480 Sand Hill Road, Suite 200
Menlo Park, CA 94025

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

PACVEN WALDEN VENTURES V, L.P.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures V, L.P.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

PACVEN WALDEN VENTURES PARALLEL V-A C.V.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures Parallel V-A C.V.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

PACVEN WALDEN VENTURES PARALLEL V-B C.V.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures Parallel V-B C.V.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

PACVEN WALDEN VENTURES V ASSOCIATES FUND, L.P.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures V Associates Fund, L.P.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

PACVEN WALDEN VENTURES V-QP ASSOCIATES FUND, L.P.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures V-QP Associates Fund, L.P.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

EXHIBIT A

INVESTORS

Riverwood Capital Partners L.P.
Riverwood Capital Partners (Parallel – A) L.P.
Riverwood Capital Partners (Parallel – B) L.P.
RWCP Holdings L.P.
DAG Ventures QP, L.P.
DAG Ventures, L.P.
DAG Ventures GP Fund LLC
DAG Coinvestment Fund – Quinn River II, LLC
DAG Ventures I-N, LLC
Matrix Partners VII, LP
Weston & Co. VII LLC
Benchmark Capital Partners IV, L.P.
Pacven Walden Ventures V, L.P.
Pacven Walden Ventures Parallel V-A C.V.
Pacven Walden Ventures Parallel V-B C.V.
Pacven Walden Ventures V Associates Fund, L.P.
Pacven Walden Ventures V-QP Associates Fund, L.P.
Wintech Microelectronics Holding Limited
WS Investment Company
Oyekunle Olukotun
Gold Hill Venture Lending 03, L.P. ITX International Equity Corporation

EXHIBIT B

Annual Information Statement

(1)	This questionnaire applies to the taxable year of Ambarella, Inc. (“Company”) beginning on January 1, 20 , and ending on December 31, 20 .

(2)	PLEASE CHECK HERE IF 75% OR MORE OF THE COMPANY’S GROSS INCOME CONSTITUTES PASSIVE INCOME.

Passive income: For purposes of this test, passive income includes:

•	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

•	Net gains from the sale or exchange of property

•	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

•	which is an interest in a trust, partnership, or REMIC; or

•	which does not give rise to income.

•	Net gains from transactions in commodities.

•	Net foreign currency gains.

•	Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

•	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

•	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

•	Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

•	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

•	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S STOCK (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation

(5)	[INVESTOR] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings:                                          (as determined under U.S. income tax principles)

Net Capital Gain:                                          (as determined under U.S income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:

Cash:

Fair Market Value of Property:

(7)	Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

AMBARELLA, INC.

By:
Name:
Title:

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors Rights Agreement dated as of January 5, 2012 (the “Agreement”):

1. Waiver of 10 Business Days’ Notice Period in Which to Exercise Right of First Offer: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2. Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued by Ambarella, Inc.(the “Company”), representing less than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by Company X, representing my full pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing and, to the extent available, the greater of (x) an additional $ [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[ ] in New Securities being offered in the financing.

Date: , 20

Signature of Shareholder or Authorized
Signatory

Title, if applicable

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Ambarella, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.